EX 10.11

                                  Agreement of
                         Jiaozuo Yi Wan Hotel Co., Ltd.
                        on the Transfer of Equity Shares

Jiaozuo Yi Wan Hotel Co., Ltd. (hereinafter called Joint Venture) is a Sino-
Foreign Joint Venture formed by Shun'ao Industry and Commerce Company
(hereinafter called Party A) and Marco Wan Da Construction Inc. (hereinafter called Party B).

In the light of the development program and business necessity of the Joint
Venture, Party A and Party B, through friendly consultation, have agreed to transfer their respective equity shares to Yi Wan Group, Inc. (hereinafter called Party C). Party A, Party B and Party C through negotiation, have reached agreement as follows:

1. Party A shall transfer part of its equity shares with a value of 15,000,000
   Yuan (RMB) (accounting for 60% of the registered capital) to Party C.
2. Party B, due to the change of its business, shall recede from the Joint
   Venture and shall transfer its total equity shares with a value of 7,500,000
   Yuan (RMB) (accounting for 30% of the Joint Venture's registered capital) to
   Party C.
3. Party A and Party C shall jointly invest in the operation of a tourist hotel by establishing a Sino-Foreign Joint Venture with 30 years set as its cooperation period. The new Joint Venture shall continue to use the name of the old Joint Venture, "Jiaozuo Yi Wan Hotel Co., Ltd."
4. Party C shall invest 15,000,000 Yuan (RMB) as the terms to accept the transfer of Party A and shall assume and enjoy the corresponding responsibilities, duties, rights and benefits in the Joint Venture.
5. Party C shall invest 7,500,000 Yuan (RMB) as the terms to accept the transfer of Party B and shall assume and enjoy the corresponding responsibilities, duties, rights and benefits in the Joint Venture.
6. The total amount of the investment of the Sino-Foreign Joint Venture shall be
   50,000,000 Yuan (RMB) The total amount of registered capital shall be
   25,000,000 Yuan (RMB), of which 22,500,000 Yuan (RMB) shall be invested in the form of U.S. dollars, accounting for 90% of the registered capital. Party
   A shall invest 2,500,000 Yuan (RMB), accounting for 10% of the registered capital. Both Party A and Party C shall pay their respective contribution of the registered capital within six months of the issuance date of business license. We also consent that shareholders of both Party A and Party B which are majority shareholders in Yi Wan Group, Inc. In an effort to help Yi Wan
   Group, Inc. to succeed in this venture, Both Party A and Party B have agreed to leave additional investment of 22,5000,000 Yuan RMB (US $2,717,293) in Yi
   Wan Group, Inc. as their shares of capital contribution to Yi Wan Group, Inc.
7. Both Party A and Party C shall jointly take all of the creditor's rights and liabilities in the legal sense. None of the above rights and liabilities shall remain in connection with Party B.
8. Applicable Law and Dispute Resolution: In the event disputes arise, they shall be settled by arbitration in accordance with the laws and regulations of China.
9. This agreement shall come into force as of the date when the three parties sign it.
10. This agreement is in six duplicates, each party of the three holds two copies. All of the six copies shall have equal legal effect.
11. Other matters not dealt with here in this agreement shall be solved through consultation by the three parties.

In a friendly atmosphere, the three parties are satisfied with the transfer and they sign this agreement for such purpose.

Party A: Shun'ao Industry and Commerce Company
Authorized Representative:

/s/ Li Zhihua

Party B: Marco Wan Da Construction Inc.
Authorized Representative:

/s/  Chen Guohua

Party C: Yi Wan Group, Inc.
Authorized Representative:

/s/  He Lei

Signing Date: November 16th, 1999
Signing Place: Jiaozuo City, Henan Province, China